Exhibit 10.1

May 16, 2007

Mr. Howard H. Pien

6 Carriage House Court

Cherry Hill, New Jersey 08003

Dear Howard:

On behalf of the Board of Directors and all employees of Medarex, I am very pleased to offer you the position of President and Chief Executive Officer, reporting to the Board of Directors. Subject to your agreement, this letter sets forth the terms of your employment by Medarex.

1. Position, Duties and Responsibilities.

(a) You shall be the President and CEO of the Company and shall in such capacity report directly to the Company’s Board of Directors (the “Board”). Your duties and responsibilities will be determined from time to time by the Board, and will be consistent with your position as President and Chief Executive Officer. You will carry out your duties and responsibilities based primarily at the Company’s headquarters in Princeton, New Jersey.

(b) After commencement of employment with the Company, you shall be appointed as a Class II member of the Board of Directors serving until the 2008 Annual Meeting of Shareholders and shall serve on such committees of the Board as elected or appointed by the Board. If the Nominating and Corporate Governance Committee, in its sole discretion, recommends to the Board to change the current governance structure to permit the Chief Executive Officer to also serve as Chairman of the Board and the Board adopts such a recommendation, you will receive strong consideration to be nominated as Chairman of the Board.

(c) You shall devote your full business time, ability and attention to the business of the Company, and shall not engage in or perform duties for any other person or entity which interferes with the performance of your duties hereunder. It is desirable for you to hold board of director positions on outside civic organizations, and reasonable time will be made available to fulfill your duties in that regard as long as those activities do not interfere significantly with the performance of your duties hereunder. Any outside commercial board of directors’ positions will be subject to approval by the Board or the Nominating and Corporate Governance Committee, as the case may be. You agree to abide by the decisions made by the Nominating and Corporate Governance Committee in this regard.

(d)   You agree to sign the Company’s standard proprietary information agreement for employees which is included as Appendix A.

(e)  During the Term, as defined in Section 7(a) below, and for twelve (12) months thereafter, or, if employment is terminated by either party for any reason prior to the end of the Term as defined in Section 7(a), for twelve (12) months following such termination, without the consent of the Nominating and Corporate Governance Committee of the Board of Directors, you may not:

(i)  directly or indirectly engage in, or have any interest in, any business (whether as employee, officer, director, agent, a five percent (5%) or greater security holder, creditor, consultant, or otherwise) that competes directly with the business of the Company (as such business may exist during the Term); or

(ii)  whether for yourself or on behalf of any other person or company, directly or indirectly, solicit orders for the creation of antibodies in transgenic animals from any person or company, who at any time within the year prior to the end of the Term was a licensee, collaborator or customer of the Company; or

(iii)  directly or indirectly induce or solicit any other employee of the Company to terminate his or her employment with the Company for the purpose of  joining another company in which you have an interest (whether as an employee, officer, director, agent, a five percent (5%) or greater security holder, creditor, consultant, or otherwise); provided, however, that

(iv)  if a Change in Control of the Company occurs that was not recommended to the Company’s shareholders for approval by the Incumbent Board and your employment is terminated without Cause or by you for Good Reason, the restrictions on future activities described above in Section 1(e)(i), 1(e)(ii) and 1(e)(iii) will lapse immediately upon your termination.

You acknowledge that there may be circumstances in which your breach of any covenant set forth in this Section 1(e) could cause harm to the Company which may not be compensable by monetary damages alone, and which could potentially entitle the Company to injunctive relief.  However, by acknowledging this possibility, you are not agreeing to waive your right to require the Company to meet its evidentiary burdens as required by law in any cause of action brought by the Company seeking such injunctive relief.

2. Salary and Bonus Compensation.

(a) Base Salary. As compensation for your services hereunder (including your services as a member of the Board), you shall receive a base salary of $750,000.00 per annum. This base salary will be reviewed annually by the Compensation and Organization Committee (the “Compensation Committee”) and the Board of Directors and may be increased, but not decreased, by the Compensation Committee in its sole discretion, consistent with your performance and the Company’s policies and procedures regarding the administration of executive officer compensation established from time to time by the Compensation Committee or the Board.

(b) Annual Bonus Compensation. You may, in addition, at the Compensation Committee’s discretion, be awarded incentive compensation, currently in the form of a cash bonus for each fiscal year during your employment, under the Company’s executive officer compensation plans, for each year, based upon performance. As presently structured, if the targeted level of performance is satisfied, the bonus amount will be equal to one hundred percent (100%) of your base salary for the year in which you satisfied the bonus criteria, with a maximum bonus of one hundred fifty percent (150%) of base salary if your performance and the Company’s performance substantially exceeds targeted levels. There is no guaranteed minimum level of bonus compensation, and the maximum bonus compensation that can be achieved for 2007 will be equal to one hundred fifty percent (150%) of your base salary. Your bonus for 2007, if any, will be prorated based upon the fraction of the year that you are employed by the Company where the numerator will equal the number of days employed in 2007 and the denominator will equal three hundred sixty-five (365). The Compensation Committee will consider increasing the maximum bonus payable to two hundred percent (200%) of your base salary for future fiscal years as part of an overall review of the Medarex performance bonus program if, in its sole discretion, it deems such an increase is appropriate.

3. Benefits.

(a) Standard Benefits. You shall be eligible to participate in standard employee benefit programs (including medical, dental, life and disability insurance, which shall be effective as of the date of your employment hereunder or as soon thereafter as permitted by the terms of the applicable program), as the Company shall maintain from time to time for the benefit of employees and other senior executives. You may receive such other and additional benefits as the Board may determine from time to time in its sole discretion.

(b) Vacation. You shall be entitled to four (4) weeks paid vacation per annum under the Company’s integrated paid time off program for executives, and with such additional paid vacation time as the Board may reasonably determine or is consistent with the Company’s vacation policy as it exists from time to time. Payment upon termination, if any, for unused vacation will be consistent with the Company’s vacation policy as it exists from time to time.

4. Expense Reimbursement.

The Company will reimburse you in accordance with the Company’s reimbursement policies in effect from time to time for all reasonable and customary business expenses incurred during your employment, provided that you furnish to the Company reasonably adequate records and documentary evidence of such expense.

5. Long-Term Incentive Compensation.

(a) Inducement Grant. As an inducement for you to accept our offer of employment and as full compensation in lieu of any cash sign-on bonus or other inducements, you shall be granted 50,000 shares of restricted stock. The grant will be made as soon as practicable in accordance with our Policy and Procedures for the Granting of Stock Options and Other Equity-Based Incentives (the “Policy”), attached hereto as Appendix B, after commencement of your employment with the Company. These shares will vest as to 25,000 shares on the one-year anniversary of the start date of your employment with the Company and 25,000 shares on the two-year anniversary of the start date of your employment with the Company, in each case so long as you remain employed by the Company. If there is a Change in Control of the Company, as defined below, any shares not yet vested will immediately vest and be free of any restriction on their sale or transfer.

(b) Initial Grant.

(i) Initial Stock Options. As soon as practicable after commencement of your employment with the Company and in accordance with our Policy, you shall be granted a stock option for 500,000 shares of the Company’s common stock with an exercise price per share equal to the fair market value (defined under the Policy) on the date of grant with a term of ten years. The stock option will vest as to 166,667 shares each on the one-year and two-year anniversaries of the start date of your employment with the Company and 166,666 shares on the three-year anniversary of the start date of your employment with the Company, in each case, so long as you remain employed by the Company. If there is a Change in Control of the Company or your employment is terminated by us Without Cause or by you for Good Reason, as the foregoing terms are defined below, all unvested stock options will immediately vest, become exercisable and remain exercisable for the remainder of their original term or 90 days after the termination of your employment with the Company, whichever is sooner; provided, however, that, in the event of a Change in Control, if the stock option granted under this Section 5(b)(i) is not assumed or substituted in connection with the Change in Control, the Company shall provide that the option shall be canceled in exchange for a cash payment with respect to each share of common stock subject to such canceled option having a fair market value equal to the excess of the fair market value of the consideration to be paid per share of stock in the Change in Control over the exercise price per share under such option.

(ii) Initial Restricted Shares. As soon as practicable after commencement of your employment with the Company and in accordance with our Policy, you shall be granted 175,000 shares of restricted stock. These shares will vest as to 87,500 shares on the two-year anniversary of the start date of your employment with the Company and 87,500 shares on the three-year anniversary of the start date of your employment with the Company, in each case, so long as you remain employed by the Company. If there is a Change in Control of the Company, any shares that have not yet vested will immediately vest and be free of any restriction on their sale or transfer. If your employment is terminated by us Without Cause or by you for Good Reason , any shares that would have vested during the eighteen (18) months following the date your employment is terminated will immediately vest and be free of any restriction on their sale or transfer.

(c) Performance Stock Grant. As soon as practicable after commencement of your employment with the Company and in accordance with our Policy, you shall be granted 75,000 shares of restricted stock. These shares will vest on the five-year anniversary of the start date of your employment with the Company so long as you remain employed by the Company; provided, however,  (i) if the price of our common stock is equal to or exceeds $26 per share for the 20 consecutive trading days that immediately precede the three-year anniversary of the start date of your employment with the Company, then 25,000 shares will vest on such three-year anniversary date and be free of any restriction on their sale or transfer so long as you remain employed by the

Company at that time; and (ii) if the price of our common stock is equal to or exceeds $26 per share for the 20 consecutive trading days that immediately precede the four-year anniversary of the start date of your employment with the Company, then any shares not yet vested will immediately vest and be free of any restriction on their sale or transfer so long as you remain employed by the Company at that time. If there is a Change in Control of the Company, any shares that have not yet vested will immediately vest and be free of any restriction on their sale or transfer.

(d) Annual Awards. You will be eligible to participate in the Company’s annual awards to executives of long-term incentive compensation in the form and the terms as determined by the Compensation Committee. These awards are discretionary and are subject to review and adjustment based on your and the Company’s performance, to reflect changes in the Company’s growth and development and to take into account competitive market conditions. The Award Agreements for grants made under this Section 5(d) will evidence that if there is a Change in Control of the Company, all unvested stock options will immediately vest, become exercisable and remain exercisable for the remainder of their original term or 90 days after the termination of your employment with the Company, whichever is sooner and any restricted shares that have not yet vested will immediately vest and be free of any restriction on their sale or transfer. If your employment is terminated by us Without Cause or by you for Good Reason, any stock options or restricted shares that would have vested during the twenty-four (24) months following the date your employment is terminated will immediately vest and be exercisable for 90 days or be free of any restriction on their sale or transfer.  Notwithstanding anything in this Section 5(d) to the contrary, in the event of a Change in Control, if any stock option granted under this Section 5(d) is not assumed or substituted in connection with the Change in Control, the Company shall provide that the option shall be canceled in exchange for a cash payment with respect to each share of common stock subject to such canceled option having a fair market value equal to the excess of the fair market value of the consideration to be paid per share of stock in the Change in Control over the exercise price per share under such option.

(e)  Grants Pursuant to Plan.  All grants made pursuant to Section 5(a), (b) and (c) shall be made in accordance with the terms of the Company’s 2005 Equity Incentive Plan and forms thereunder.

6. Reimbursement of Relocation Expenses.

(a)          Permanent Relocation. All customary expenses associated with the cost of your relocation to the Princeton, New Jersey area shall be reimbursed by the Company for up to two years, except as noted below. These expenses will include:

(i) Reimbursement for direct route transportation, packing, moving of household goods and automobiles and temporary storage if needed

(ii) Up to three (3) roundtrips to the Princeton, New Jersey area in preparation for the move

(iii) Temporary housing in the Princeton, New Jersey area for up to two months

(iv) Customary closing costs (e.g., real estate commissions, legal, recording fees, etc.), on the sale of either your (1) San Francisco, CA home or (2) your Cherry Hill, NJ home and coverage of miscellaneous additional relocation expenses.

(v)  Closing costs (excluding points) on the purchase of a new home in the Princeton, New Jersey area, up to 3% of the purchase price, if purchased within 12 months of your date of hire. For this purpose, the “Princeton, New Jersey area” shall mean any location that is closer to the Company’s Princeton, New Jersey headquarters than your Cherry Hill, New Jersey home.

(vi)  Should you voluntarily resign other than for Good Reason or be terminated for Cause from the Company within two years of relocating, you agree to return a prorata portion of all of the above relocation amounts received by you or paid on your behalf.

(b) Relocation Tax Gross Up. To the extent that any payment to or for your account made by the Company under Section 6(a) above or under any related Company relocation plan results in the imputation to you of taxable income under U.S. federal, state or local law, you shall be entitled to receive in cash a payment from the Company of an amount which, on after-tax basis (including all federal, state and local income taxes), equals the amount of income taxes payable by you with respect to such imputed income. Any determination required under this Section 6(b) shall be made conclusively by a national independent public accounting firm reasonably acceptable to you as may be designated by the Company.

7. Term and Termination.

(a) Term. The period of your employment with the Company pursuant to the provisions of this letter shall have an initial term of three (3) years commencing upon your start date with the Company and will automatically renew for consecutive one-year terms unless terminated by you or us with 90 days notice prior to the end of the term. We currently expect your start date with the Company to be not later than June 14, 2007.

(b) Termination. You may terminate your employment hereunder at any time, with or without Good Reason, as defined below, upon written notice to the Company. The Company may terminate your employment hereunder upon written notice to you, With or Without Cause as defined below.

1.     As used herein, “Good Reason” shall mean any of the following events that are not consented to by you and if not cured by the Company within forty-five (45) days of written notice:

(i)        A material diminution in your authority, duties or responsibilities including ceasing to be the Chief Executive Officer of the Company reporting directly to the Board;

(ii)       In the case of a Change in Control (as defined below) of the Company, any change in function or title which results in you ceasing to serve as the Chief Executive Officer of the surviving entity and all direct and indirect parent organizations and reporting directly to the surviving entity’s Board of Directors;

(iii)      Not being elected to the Board of Directors;

(iv)      A reduction in base salary;

(v)       The failure by the Company to provide you with compensation and benefits at least equal (in terms of benefit levels and/or reward opportunities) in the aggregate to those provided for under all compensation or benefit plans, programs, policies and practices as in effect (or as in effect hereafter, if greater);

(vi)      A relocation of the your business office to a location more than fifty (50) miles from the Company’s headquarters in Princeton, New Jersey;

(vii)     A material breach by the Company of any provision of this letter agreement or any other material agreement between the Executive and the Company concerning the terms and conditions of the your employment; or

(viii)    Non-renewal of the letter agreement by the Company after the initial three-year term or any subsequent one-year renewal periods.

To be eligible for any benefits under this letter agreement pursuant to a termination for Good Reason, you shall be required to provide notice to the Company of the existence of any of the foregoing events within forty-five (45) days of the initial occurrence of the event.  Upon such notice, the Company shall have a period of forty-five (45) days to remedy such event and not be required to provide benefits to you on account of such event. Your consent to any of the foregoing events, which may otherwise constitute “Good Reason”, shall be conclusively presumed if you do not exercise your rights under the first sentence of this Section 7(b)1 within forty-five (45) days of the initial occurrence of the event.

2.     As used herein, “Cause” shall mean any of the following events:

(i)        Any willful misconduct in your performance of duties to the Company or any willful misconduct independent of the Company, which in the latter case has a significant adverse impact upon the operations, business, affairs, reputation or valuation of the Company;

(ii)       Your conviction for, or guilt by a nolo contendere plea to, a felony, or your commission of any act of fraud against the Company or under federal or state securities laws;

(iii)      Willful material noncompliance by you with any material written policy of the Company;

(iv)      Any material breach by you of this letter agreement that is not cured by you within thirty (30) days of written notice;

(v)       Any regulatory or judicial order that results in a bar or loss of license to your continued performance of all or a substantial portion of your duties hereunder; or

(vi)      Willful and continued failure by you to substantially perform your duties as President and CEO (other than any failure resulting from disability or illness or from termination by you for Good Reason) as evaluated by a majority of the Board and after written demand by the Board of Directors for substantial performance is delivered to you, and you have failed to resume substantial performance of your duties on a continuous basis within 30 days of such notice.

No action or inaction shall be deemed to be “willful” unless it is done or omitted to be done by you directly and not by imputation. Failure to perform your duties with the Company during any period of disability shall not constitute Cause. A suspension with pay of your duties by the Board in good faith for a period not exceeding thirty (30) days, while an investigation is made as to the existence of “Cause” shall not constitute “Cause” or give rise to “Good Reason”.

3.  As used herein, “Change in Control” shall mean any of the following events:

(i)  An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) other than in a “Non-Control Acquisition” (as defined below) by any “Person” (as the term “person” is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, (the “1934 Act”)) which results in such Person first attaining “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of fifty-one percent (51%) or more of the combined voting power of the Company’s then outstanding Voting Securities.  For purposes of the foregoing, a “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (x) the Company or (y) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company (a “Subsidiary”), or (ii) the Company or any Subsidiary.

(ii)  The individuals who, as of the date of this letter agreement, were members of the Board (the “Incumbent Board”) cease for any reason to constitute at least 66 2/3% of the Board; provided, however, that if the election, or a nomination for election by the Company’s shareholders, of any new director was approved by a vote of at least 66 2/3% of the Incumbent Board, such new director shall be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the 1934 Act) or other actual or threatened solicitation of the proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(iii)  The consummation of a transaction approved by the Company’s shareholders and involving:  (1) a merger, consolidation or reorganization in which the Company is a constituent corporation, unless (i) the shareholders of the Company, immediately  before such merger, consolidation or reorganization, own, directly or indirectly immediately following such merger, consolidation or reorganization, at least sixty-six and two-thirds percent (66-2/3%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization (the “Surviving Corporation”) in substantially  the same proportion as their ownership of the voting securities immediately before such merger, consolidation or reorganization, (ii) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least 66 2/3% of the members of the board of directors of the Surviving Corporation, and (iii) no Person other than (w) the Company, (x) any Subsidiary, (y) any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation or any Subsidiary, or (z) any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of fifty-one percent (51%) or more of the then outstanding Voting Securities, has Beneficial Ownership of fifty-one percent (51%) or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities (a transaction described in clauses (i) and (ii) shall herein be referred to as a “Non-Control Transaction”); (2) a complete liquidation or dissolution of the Company; or (3) an agreement for the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

(iv)  Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because the level of Beneficial Ownership held by any Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding Voting Securities as a result of a repurchase or other acquisition of Voting Securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall occur.

(c) Termination of Employment due to Death, Disability, For Cause, or Without Good Reason. The employment relationship created hereunder shall immediately terminate upon your death or, at the election of you or the Company, upon disability which would preclude you from performing your usual duties for the Company for a period in excess of ninety (90) consecutive days or for a period in excess of ninety (90) days within any consecutive twelve (12) month period. If your employment shall terminate due to death, disability, For Cause or Without Good Reason, all compensation and benefits including severance benefits described in Section 8 below, shall immediately cease, except that you will be entitled to payment of your salary through the date of termination. For the avoidance of doubt, except as provided in Section 8, you will not receive bonus compensation or other long-term compensation for the period in which termination occurs, but compensation earned and/or vested in accordance with the terms of the applicable plan, such as annual bonus awards with respect to any full year completed prior to termination, will be paid.

8. Severance Benefits in Certain Events.

If your employment shall be involuntarily terminated by the Company other than For Cause, or if you terminate your employment for Good Reason, you shall be entitled to receive the following severance benefits:

(a) Continued Compensation. You shall continue to receive your base salary at the rate in effect pursuant to Section 2(a) above at the time of your termination of employment, in periodic installments, consistent with the Company’s payroll procedures then in effect, for a period of two (2) years following your termination date; provided, however, that (i) in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), payments made under this Section 8(a) shall commence no earlier than the date that is six (6) months after your termination date, and (ii) the first payment that is made under this Section 8(a) shall include any amounts that are required to be delayed pursuant to the foregoing clause (i). provided however that:

(i)        If your employment with the Company or its successor is terminated other than for Cause or by you for Good Reason within one (1) month prior to or twenty-four (24) months following a Change in Control, the total amount of payments made under this Section 8(a) shall be paid in a lump sum within thirty (30) days of the first date possible in accordance with Section 409A of the Code and not in periodic installments over a two-year period;

(ii)       in accordance with Section 409A of the Code, payments made under this Section 8(a)(i) shall commence no earlier than the date that is six (6) months after your termination date.

(b) Bonus. You shall be entitled to receive in lieu of the bonus provided in Section 2(b) an amount equal to two (2) times your targeted level bonus for the year during which your termination occurs, in no case to be less than the target bonus set forth in Section 2(b), payable in periodic installments, consistent with the Company’s payroll procedures then in effect, over the salary continuation period; provided, however, that:

(i)            if your employment with the Company or its successor is terminated other than for Cause or by you for Good Reason within one (1) month prior to or twenty-four (24) months following a Change in Control, the total amount of payments made under this Section 8(b) shall be equal to:

(A)          two (2) times the greater of (x) your targeted level bonus for the year during which your termination occurs, in no case to be less than the target bonus set forth in Section 2(b) or (y) the bonus paid to you pursuant to Section 2(b) in the year immediately preceding the year in which your termination occurs, plus

(B)           an amount equal to the greater of (x) your targeted level bonus for the year during which your termination occurs, in no case to be less than the target bonus set forth in Section 2(b)  or (y) the bonus paid to you pursuant to Section 2(b) in the year immediately preceding the year in which your termination occurs; provided, however, that such amount shall be prorated based upon the fraction of the year during which your termination occurs that you are employed by the Company, where the numerator will equal the number of days so employed and the denominator will equal three hundred sixty-five (365),

(C)           the total amount of payments made under this Section 8(b)(i)(A) and 8(b)(i)(C) shall be paid in a lump sum within thirty (30) days of the first date possible in accordance with Section 409A of the Code and not in periodic installments over a two-year period;

(ii)           in accordance with Section 409A of the Code, payments made under this Section 8(b) shall commence no earlier than the date that is six (6) months after your termination date.

(c) Health Care and Life Insurance Coverage.  If you elect to continue coverage under the Company’s health, dental and vision plan[s] at the time of your termination of employment pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall pay, under COBRA or otherwise, the entire amount of insurance premiums for such continued health care coverage for you and your eligible dependents until the earlier of (i) two (2) years after your termination date, or (ii) the first date that you are covered under another employer’s health benefit program providing substantially the same or better benefit options to you without exclusion for any pre-existing medical condition. Any applicable insurance premiums that are paid by the Company under this Section 8(c) shall not include any amounts that may be payable by you under a Code Section 125 health care reimbursement plan.  The Company will pay the premium for continued life insurance coverage, if any, that you may have elected under the Company’s benefit plans, subject to payment by you of the portion of such premium not contributed by the Company under such plan, until the earlier of (i) two (2) years after your termination date or your acceptance of employment with a successor employer.

(d) Tax Matters. All compensation described in this Section 8 will be subject to the Company’s collection of all applicable federal, state and local income and employment withholding taxes.

(e)  Vesting. The vesting of certain equity awards that are held by you and are outstanding as of your termination date shall be accelerated, as described under Sections 5(a), 5(b), 5(c) and 5(d).

(f) Gross-Up Payment. If any payment, acceleration of stock options, restricted shares or other equity award or other benefit made or provided to you (collectively, the “Payment”) is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the “Excise Tax”), you will be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 8(f), if it shall be determined that you are entitled to a Gross-Up Payment, but that the Payment does not exceed 110% of the greatest amount that could be paid to you without giving rise to any Excise Tax (the “Safe Harbor Amount”), then no Gross-Up Payment shall be made to you and the amounts payable under this letter agreement shall be reduced so that the Payment, in the aggregate, is reduced to the Safe Harbor Amount. Any such reduction shall be applied first to the payments that you designate for that purpose.  Any determination required under this Section 8(e) shall be made conclusively by a national independent public accounting firm reasonably acceptable to you as may be designated by the Company.

(g) Conditions. The Company shall not be required to make the payments or provide the benefits specified in this Section 8 unless you execute and deliver to the Company a general waiver and release in substantially the form attached hereto as Appendix C, as appropriate, and such release must become effective in accordance with its terms.  The Company, in its sole discretion, may modify the form of the required release to comply with applicable law and shall determine the form of the required release..

9. Indemnify and Hold Harmless.

To the extent consistent with the Company’s Certificate of Incorporation or bylaws, the Company will indemnify you and hold you harmless to the fullest extent permitted by law with respect to your acts of service as an officer and director of the Company. The Company further agrees that you will be covered by directors’ and officers’ insurance policies with respect to your acts as an officer and director hereunder to the same extent as all other officers and directors under such policies, unless the Board determines not to maintain such policies.

10. Miscellaneous.

(a) Taxes. All compensation paid to you under this letter shall be subject to the Company’s collection of all applicable federal, state and local income and employment withholding taxes.

(b) Governing Law. This letter agreement shall be construed and enforced in accordance with and be governed by the laws of the State of New Jersey, without reference to its principles of conflicts of laws.

(c) Entire Agreement. This letter agreement sets forth the entire agreement and understanding between you and the Company, and supersedes any other negotiations, agreements, understandings, oral agreements, representations and past or future practices whether written or oral.

(d) Notices. All notices required by this letter agreement shall be given in writing either by personal delivery or by first class mail, return receipt requested, to the then most current address of the parties notified to the other. Notice given by mail shall be deemed given five (5) days following the date of mailing.

(e) Successors. This letter agreement shall be binding and inure to the benefit of the Company and its successors.

(f) Modification or Waiver. This letter agreement may not be amended, modified, changed or discharged in any respect, except as agreed in writing. No term or condition of this letter agreement will be deemed to have been waived, nor will there be any estoppel to enforce any provisions of this Letter agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver will not be deemed a continuing waiver unless specifically stated, will operate only as to the specific term or condition waived and will not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(g) Assignment. This Letter agreement is not assignable, in whole or in part, by any party without the written consent of the other party.

(h) Severability. To the extent that any provision of this letter agreement shall be determined to be invalid or unenforceable, the invalid or unenforceable portion of such provision will be deleted from this letter agreement, and the validity and enforceability of the remainder of such provision and of this letter agreement will be unaffected. In furtherance of and not in limitation of the foregoing, it is expressly agreed that should the duration of or geographical extent of, or business activities covered by, the non-competition covenant contained in Section 1(e) be determined to be in excess of that which is valid or enforceable under applicable law, then such provision will be construed to cover only that duration or extent, or those activities which may validly or enforceably be covered. You acknowledge the uncertainty of the law in this respect and expressly stipulate that this letter agreement will be construed in a manner which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

(i) U.S. Immigration and Naturalization Act.  Your employment by the Company is subject to all applicable law, including your ability to be employed in the United States under the U.S. Immigration and Naturalization Act. The Company will provide assistance in processing applications for appropriate immigration status.

We are all very pleased at the prospect that you will be joining the Company. If the foregoing is acceptable to you, please sign the enclosed copy of this letter and return it to me.

Very truly yours,

Medarex, Inc.

By:	/s/ Irwin Lerner
Irwin Lerner
Chairman of the Board and Interim Chief Executive Officer

Agreed:	/s/ Howard H. Pien
Howard H. Pien
Dated: May 16, 2007

APPENDIX A

MEDAREX, INC.

INVENTION AND CONFIDENTIAL INFORMATION AGREEMENT

NEW JERSEY FORM

In consideration of my employment or continued employment by MEDAREX, INC. (the “Company”), and the compensation now and hereafter paid to me, I, {NAME}, hereby agree as follows:

1.             NONDISCLOSURE.

1.1          Recognition of Company’s Rights; Nondisclosure.  At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Confidential Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing.  I will obtain Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Confidential Information.  I hereby assign to the Company any rights I may have or acquire in such Confidential Information and recognize that all Confidential Information shall be the sole property of the Company and its assigns.

1.2          Confidential Information.  The term “Confidential Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company.  By way of illustration but not limitation, the term “Confidential Information” includes (a) data, results, targets, ideas, processes, techniques, formulae, know-how, improvements, discoveries, developments and designs, tangible and intangible information relating to biological materials such as cell lines, antibodies, tissue samples, proteins, nucleic acids and the like, assays and assay components and media, procedures and formulations for producing any such assays or assay components, and pre-clinical and clinical data, results, developments or experiments (hereinafter  collectively referred to as “Inventions”), (b) plans for research, development and new products, manufacturing, marketing and selling information, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers, partners and customers, and (c) information regarding the skills and compensation of other employees of the Company.

1.3          Third Party Information.  I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

1.4          No Improper Use of Information of Prior Employers and Others.  During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.  I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

2.             ASSIGNMENT OF INVENTIONS.

2.1          Proprietary Rights.  The term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

2.2          Prior Inventions.  Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement.  To preclude any possible uncertainty, I have set forth on Exhibit A (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”).  If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit A for such purpose.  If no such disclosure is attached, I represent that there are no Prior Inventions.  If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention.  Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

2.3          Assignment of Inventions.  Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company.  Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.”

2.4          Nonassignable Inventions. I recognize that, in the event of a specifically applicable state law, regulation, rule, or public policy (“Specific Inventions Law”), this Agreement will not be deemed to require assignment of any invention which qualifies fully for protection under a Specific Inventions Law by virtue of the fact that any such invention was, for example, developed entirely on my own time without using the Company’s equipment, supplies, facilities, or trade secrets and neither related to the Company’s actual or anticipated business, research or development, nor resulted from work performed by me for the Company.  In the absence of a Specific Inventions Law, the preceding sentence will not apply.

2.5          Obligation to Keep Company Informed.  During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others.  In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment.  At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under the provisions of a Specific Inventions Law; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief.  The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under a Specific Inventions Law.  I will preserve the confidentiality of any Invention that does not fully qualify for protection under a Specific Inventions Law.  I agree that it shall be conclusively presumed as against me that any Invention related to the Confidential Information described by me in a patent, service mark, trademark, or copyright application, disclosed by me in any manner to a third person, or created by me or any person with whom I have any business, financial or confidential relationship, within one (1) year after termination of my employment with the Company, was conceived or made by me during the period of my employment with the Company and that such Invention is the sole property of the Company.

2.6          Government or Third Party.  I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed in writing by the Company.

2.7          Works for Hire.  I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.8          Enforcement of Proprietary Rights.  I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries.  To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof.  In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee.  My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after such termination of my employment for the time actually spent by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me.  I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3.             RECORDS.  I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Confidential Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4.             ADDITIONAL ACTIVITIES.  I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company.  I agree further that for the period of my employment by the Company and for one (l) year after the date of termination of my employment by the Company I will not, either directly or through others, solicit or attempt to solicit any employee, independent contractor or consultant of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.

5.             NO CONFLICTING OBLIGATION.  I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company.  I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with the terms of this Agreement.

6.             RETURN OF COMPANY DOCUMENTS.  When I leave the employ of the Company and at the Company’s earlier requests, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, records and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Confidential Information of the Company.  I further agree that any property situated on the Company’s premises and owned by the Company, including, without limitation, disks, computers, hard drives and other storage media, filing cabinets, lockers or other work areas, is subject to inspection by Company personnel at any time with or without notice.  Prior to leaving, I will cooperate with the Company in completing and signing the Company’s exit interview documentation.

7.             LEGAL AND EQUITABLE REMEDIES.  Because my services are personal and unique and because I may have access to and become acquainted with the Confidential Information of the Company,

the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

8.             NOTICES.  Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing.  Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

9.             NOTIFICATION OF NEW EMPLOYER.  In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

10.          GENERAL PROVISIONS.

10.1        Governing Law; Consent to Personal Jurisdiction.  This Agreement will be governed by and construed according to the laws of the State of New Jersey, as such laws are applied to agreements entered into and to be performed entirely within New Jersey between New Jersey residents.  I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Mercer County, New Jersey for any lawsuit filed there against me by Company arising from or related to this Agreement.

10.2        Severability.  In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held by a court to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

10.3        Successors and Assigns.  This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

10.4        Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

10.5        At-Will Employment Relationship.  I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause or advance notice.

10.6        Waiver.  No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach.  No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right.  The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

10.7        Entire Agreement.  The obligations pursuant to Sections 1 and 2 of this Agreement (with the exception of Section 2.7) shall apply to any time during which I was previously employed, or am in the future employed, by the Company as an employee or as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period.  This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions or written or oral agreements, commitments or understandings between us.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged.  Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment with the Company, namely:  _____ , 2006.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS.  I HAVE COMPLETELY FILLED OUT EXHIBIT A TO THIS AGREEMENT.

Dated:

(Signature)

(Printed Name)

Accepted And Agreed To:

Medarex, Inc.

By:

Title:

707 State Road

Princeton, NJ 08540

Dated:

Exhibit A

PREVIOUS INVENTIONS

TO:	Medarex, Inc.

FROM:

DATE:

SUBJECT:

                Previous Inventions

1.             Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by MEDAREX, INC. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐   No inventions or improvements.

☐   See below:

☐   Additional sheets attached.

2.             Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

Invention or Improvement Party(ies)

1.

2.

3.

☐   Additional sheets attached.

APPENDIX B

MEDAREX, INC.

POLICY AND PROCEDURES FOR THE GRANTING OF STOCK OPTIONS AND OTHER EQUITY-BASED INCENTIVES

PURPOSE

The purpose of this Policy and Procedures for the Granting of Stock Options and Other Equity-Based Incentives (the “Policy”) is to present a framework for a consistent process for the granting of stock options and other equity-based incentives (“Awards”).  The Board of Directors of Medarex, Inc. (“Medarex”) has adopted this Policy to assure the integrity of Medarex’s equity award process and has delegated the administration thereof to the Compensation and Organization Committee (the “Committee”) of the Board of Directors of Medarex (the “Board”).

GENERAL PRINCIPLES

In furtherance of this purpose, Committee members and management shall follow consistent procedures for the granting of Awards to officers, employees and members of the Board, as further set forth herein (the “Equity Grant Procedures”).  The Equity Grant Procedures, and Medarex’s implementation of the practices thereunder, shall comply with applicable law, the Committee charter and Medarex’s equity compensation plans.  Medarex shall make full disclosure of the Equity Grant Procedures in accordance with applicable securities laws and regulations.

It is the intent of this policy that proposed Awards to current employees, officers or Board members will not be presented to, or approved by, the Committee when any executive officer or member of the Board is in possession of any material, non-public information (as defined in Medarex’s Policy Prohibiting Insider Trading).

EQUITY GRANT PROCEDURES

Grants to New Officers, Employees and Board Members

Approval Process:  At monthly meetings of the Committee, which meetings may be held either by video, telephone or in-person, the Committee shall approve Awards to officers, employees and Board members who commenced service at Medarex during that month or, pursuant to the last sentence of this paragraph, the preceding month. The dates of the meetings will be determined at the start of the calendar year, however the meetings must take place no more then seven (7) business days prior to the last trading day of each month.  In advance of each meeting, management shall provide to the Committee a list of all officers and employees hired during that month and Board members who commenced their service during that month for whom management (or, in the case of new Board members, the Board) recommends an Award.  Management shall also provide the Committee with the name of each individual, the number and nature of recommended equity awards for each individual, and the individual’s start date.  The Award shall be deemed approved on the date of the Committee meeting.  In each month, any Officer, employee or Board member who commences his or her service at Medarex on or after the date management provides the Committee with a list of recommended Award recipients shall be considered for a new-hire Award at the next Committee meeting in the next month.

Grant Date:  The grant date of all Awards to new officers, employees and Board members shall be last trading day of the month in which the Award was approved by the Committee.  Unless otherwise provided, the exercise price of all new officer, employee and Board member Awards shall be the average of the high and the low price of Medarex’s common stock on the grant date.

Off-Cycle Grants to Current Officers, Employees and Board Members

Approval Process: All other Awards granted to current officers, employees, Board members and non-employee consultants throughout the year, except annual grants (“Off-Cycle Awards”), shall be approved at the Committee’s monthly meetings, which shall take place as explained above.  In advance of each meeting, management shall provide to the Committee a list of all officers, employees and Board members for whom management (or, in the case of Board members, the Board) recommends an Off-Cycle Award.  Management shall also provide the Committee with the name of each individual, the number and nature of recommended equity awards for each individual, and the reason for the Off-Cycle Grant.  The Award shall be deemed approved on the date of the Committee meeting.

Grant Date:  The grant date of all Off-Cycle Awards shall be last trading day of the month in which the Award was approved by the Committee.  Unless otherwise provided, the exercise price of all Off-Cycle Awards shall be the average of the high and the low price of Medarex’s common stock on the grant date.

Annual Grants to Current Officers, Employees and Board Members

Approval Process: The Committee shall approve annual Awards to current officers, employees and members of the Board at a meeting held (i) in the period between (a) the date that is two (2) days after Medarex files its annual report on Form 10-K and (b) the date of the annual meeting of shareholders (the “Annual Equity Grant Window”); and (ii) when no executive officer or member of the Board is in possession of any material, non-public information.  At the meeting, the Committee shall determine the exact recipients of the Awards and the exact number and nature of shares to underlie the Awards granted to the recipients.  The annual Awards shall be deemed approved on the date of the Committee meeting.

Grant Date:  The grant date of all annual Awards shall be the date of the annual shareholders meeting.  Unless otherwise provided, the exercise price of all annual Awards shall be the average of the high and the low price of Medarex’s common stock on the grant date.

Special Circumstance: In the event that any executive officer or member of the Board has material, non-public information during the entirety of the Annual Equity Grant Window in a given year, management and the Board will work with outside legal counsel to implement an alternative approach for such year that is consistent with applicable law, the Committee charter, this Policy and the applicable Medarex equity compensation plans.

COMMUNICATION, DOCUMENTATION  AND IMPLEMENTATION OF EQUITY-BASED INCENTIVES

To ensure the accurate communication, documentation and implementation of Awards, upon the Committee’s approval of such Award at a meeting as described above, the chairperson of the Committee shall timely communicate the Award to the Chief Financial Officer (the “CFO”), or his or her designee, who in turn shall timely communicate the Award to the Stock Option Administrator.  Once approved by the Committee, there shall be no changes in any individual’s stock option grant without further action by the Committee.

The Stock Option Administrator shall (i) provide documentation of equity-based incentives to the recipients in a timely manner following the Committee’s approval; (ii) maintain records of all equity-based compensation grants and exercises, including (a) the type of each Award, (b) the exact recipient of each Award, (c) the exact number of shares (or other units) that will underlie each Award, (d) the grant date for the Award, and (e) the exercise price of each Award; (iii) on an annual basis, review Medarex’s system of documenting equity-based compensation grants and exercises with the CFO, and if requested, with the chairperson of the Committee; and (iv) on an annual basis, provide a detailed report to each member of the Board that describes his or her stock option and other equity holdings for that year.

SPECIAL SITUATIONS

In the event it is not feasible to follow the Equity Grant Procedures set forth above, the Committee may waive such procedures.  Before electing to do so, however, the Committee shall consult with the CFO and the General Counsel and make a determination that it is in Medarex’s best interest to waive the Equity Grant Procedures.  It is expected that such a waiver will occur only under exceptional circumstances.

For any Award subject to a waiver of the Equity Grant Procedures, the reasons for such waiver shall be fully documented by the Committee, and the methodology for establishing the exercise price of the Award shall be described in the accompanying documentation.  For any special situation, the Committee shall determine the exact recipients of the Awards and the exact number and nature of shares to underlie the Awards granted to the recipients.  Furthermore, the chairperson of the Committee and Stock Option Administrator shall timely communicate the Award as set forth above, and the Stock Option Administrator shall maintain records of the Award as set forth above.

REVIEW OF EQUITY GRANT PROCEDURE

On an annual basis, the CFO and the General Counsel shall undertake a review of Medarex’s procedures for the granting and exercise of Awards.  The review shall include an assessment of the Committee’s performance in accordance with this Policy.  The CFO and the General Counsel shall involve Medarex’s outside corporate/securities counsel and accountants in such review.  Prior to undertaking the review, the CFO and the General Counsel shall consult with the chairs of the Committee and the Audit Committee to ascertain whether the committees have any particular areas of concern regarding Medarex’s equity grant procedures.  Upon completion of the review, the CFO and the General Counsel shall (i) share the results of the review with the Chief Executive Officer, the Committee and the Audit Committee, and (ii) report to the Board regarding any significant issues which arose during the review.

The Committee shall review this Policy at least annually and recommend any modifications to the Board.  The Board will determine any changes to be made to this Policy based upon the Committee’s recommendations.

Failure to comply with this Policy may result in disciplinary actions in accordance with Medarex’s employment procedures.

TRAINING

The CFO and the General Counsel shall supervise an annual training program and/or distribute update/refresher materials for officers, employees, members of the Board and consultants in connection with the administration, implementation, and/or review of

Medarex’s equity grant procedures.  The CFO and the General Counsel may engage external advisors and consultants, to the extent determined appropriate by the CFO and the General Counsel, to facilitate the performance of any training functions.

APPENDIX C

FORM OF RELEASE

RELEASE AGREEMENT

I understand and agree completely to the terms set forth in the [Client Name] Severance Benefit Plan (the “Plan”).

I understand that this Release constitutes the complete, final and exclusive embodiment of the entire agreement between [Client Name] (the “Company”) [or an affiliate of the Company] and me with regard to the subject matter hereof.  I am not relying on any promise or representation by the Company [or an affiliate of the Company] that is not expressly stated therein.  Certain capitalized terms used in this Release are defined in the Plan.

I hereby confirm my obligations under my [Employee Proprietary Information and Inventions Agreement] with the Company [or an affiliate of the Company].

I hereby represent that I have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which I am eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which I have not already filed a claim.

In exchange for the consideration provided to me by this Release that I am not otherwise entitled to receive, I hereby generally and completely release the Company [or an affiliate of the Company] and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release.  This general release includes, but is not limited to: (a) all claims arising out of or in any way related to my employment with the Company [or an affiliate of the Company] or the termination of that employment; (b) all claims related to my compensation or benefits from the Company [or an affiliate of the Company], including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company [or an affiliate of the Company]; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, and the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”).   Nothing in this Release shall prevent me from challenging this Release by filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or any local fair employment practices agency, except that I hereby acknowledge and agree that I shall not recover any monetary benefits in connection with any challenge to my Release.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA (“ADEA Waiver”).  I also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which I was already entitled.  I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my ADEA Waiver does not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release; (c) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke the ADEA Waiver; and (e) the ADEA Waiver will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release.

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”  I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims hereunder.

I acknowledge that to become effective, I must sign and return this Release to the Company [or an affiliate of the Company] so that it is received not later than twenty-one (21) days following the date it is provided to me.

Employee

Name:

Date: